Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-233865 of our report dated June 6, 2019, relating to the consolidated financial statements of Innate Pharma S.A. (which report expresses an unqualified opinion and includes explanatory paragraph regarding the adoption of IFRS 15 and IFRS 9) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Associés

Marseille, France

October 4, 2019